                            SCHEDULE 14C INFORMATION
                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Check the appropriate box:


[ ] Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14A-6(e)(2))

[x] Definitive Information Statement


                           Maxicare Health Plans, Inc.
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         1) Title of each class of securities to which transaction applies:

         ......................................................................

         2) Aggregate number of securities to which transaction applies:

         ......................................................................

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         ......................................................................

         4) Proposed maximum aggregate value of transaction:

         ......................................................................

         5) Total fee paid:

         ......................................................................

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid: ...........................................

         2) Form, Schedule or Registration Statement No.:......................

         3) Filing Party: ..............................

         4) Date Filed: ................................

                           MAXICARE HEALTH PLANS, INC.
                           1149 SOUTH BROADWAY STREET
                          LOS ANGELES, CALIFORNIA 90015

          NOTICE OF PROPOSED ACTION BY WRITTEN CONSENT OF STOCKHOLDERS
                                  MARCH 6, 2001

         NOTICE IS HEREBY GIVEN that the Maxicare Health Plans, Inc., a Delaware corporation, will solicit the consent of holders of its common stock, par value $.01 per share, on or after March 6, 2001, with respect to the following proposal:

         The approval of a one-for-five reverse split of the common stock.

         Our board of directors has fixed the close of business on February 2, 2001, as the record date for the determination of stockholders entitled to consent to the proposal approving the reverse split. A list of stockholders eligible to consent to the proposal will be available for inspection during normal business hours for purposes germane to the proposed action during the ten days prior to March 6, 2001 at the offices of the Company, 1149 South Broadway Street, Los Angeles, California 90015.

         The enclosed information statement contains information pertaining to the matters to be acted upon..

                       WE ARE NOT ASKING YOU FOR A PROXY,
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY


                                         By order of the board of directors


                                                Alan D. Bloom
                                                Secretary

Los Angeles, California
February 12, 2001

                           MAXICARE HEALTH PLANS, INC.

                              INFORMATION STATEMENT

               PROPOSED ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

                               GENERAL INFORMATION

                       WE ARE NOT ASKING YOU FOR A PROXY,
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY

         This information statement is being furnished in connection with the proposed action by written consent of stockholders without a meeting of a proposal to approve a one-for-five reverse split of our common stock. We are mailing this information statement to our stockholders on or about February 12, 2001.

         The cost of the preparation and mailing of this information statement, which is estimated at $20,000, will be paid by the Company.

RECORD DATE; OUTSTANDING SHARES

         Stockholders of record at the close of business on the record date, February 2, 2001, are entitled to notice and to execute a consent. As of the close of business on the record date there were 48,742,193 shares of common stock outstanding. The holders of the common stock are entitled to one vote for each share owned of record on the record date.

         The consent of the holders of a majority of the outstanding shares of common stock is required in order to approve the reverse split, which has been approved by our board of directors.

                     BENEFICIAL OWNERSHIP OF SECURITIES AND
                         SECURITY HOLDINGS OF MANAGEMENT

         The following table and discussion provides information as to the shares of common stock beneficially owned on January 15, 2001 by:

            each director;

            our chief executive officer and the other four most highly compensated executive officers for the year ended December 31, 2000;

            each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock; and

            all officers and directors as a group.

         Name                                            Shares          Percent
         ----                                            -------         -------
         Snyder Capital Management, LP                  15,320,775         31.4%
         Snyder Capital Management, Inc.
         350 California Street, Suite 1460
         San Francisco, California 94104

         Pequot Capital Management, Inc.                 3,266,250          6.7%
         500 Nyala Farm Road
         Westport, Connecticut 06880

         Paul R. Dupee, Jr.                              1,812,150          3.7%
         Alan D. Bloom                                     346,552             *
         John F. Gutfreund                                 250,000             *
         Susan M. Blais                                    182,600             *
         Richard A. Link                                    80,793             *
         Elwood I. Kleaver, Jr.                             60,286             *
         Robert M. Davies                                   37,500             *
         George H. Bigelow                                  35,750             *
         Simon J. Whitmey                                   15,000             *
         Sanford N. Lewis                                      384             *
         All directors and officers as a group           2,826,195          5.7%
         (11 individuals)

--------------
* Less than 1%.

         Each of the persons listed has the sole right to vote and dispose of the shares except as described in the following discussion.

         Snyder Capital Management, L.P. is a registered investment adviser. Snyder Capital Management, Inc. is the sole general partner of Snyder Capital Management, L.P. Snyder Capital Management, Inc. is wholly-owned by Nvest Holdings Inc., which is a wholly-owned subsidiary of Nvest Companies, L.P. Nvest Companies is the sole limited partner of Snyder Capital Management, L.P. The general partner of Nvest Companies is CDCAM North America, LLC. CDCAM North America Corporation is the sole limited partner of Nvest Companies. CDCAM North America Corporation is a wholly-owned susbsidiary of CDC Asset Management S.A., which is owned by CNP Assurances, Caisses Nationale des Caisses E'Epargne and CDC Finance, each of which is owned by Caisse Nationale des Consignations, which is supervised by the government of France. Snyder Capital Management, Inc. and Nvest Companies operate under an understanding that all investment and voting decisions regarding advisory accounts managed by Snyder Capital Management, L.P. are to be made by Snyder Capital Management, Inc. and Snyder Capital Management, L.P. and not by Nvest Companies or any entity controlling Nvest Companies. Accordingly, Snyder Capital Management, Inc. and Snyder Capital Management, L.P. do not consider Nvest Companies or any entity controlling Nvest Companies to have any direct or indirect control over the securities held in managed accounts. Snyder Capital Management, Inc. and Snyder Capital Management, L.P. have shared voting powers with respect to 13,854,275 shares and shared dispositive powers with respect to 15,320,775 shares.

         Pequot Capital Management, Inc. is a registered investment advisor. The shares are held in funds managed by Pequot Capital Management, Inc., which has sole voting and dispositive powers over these shares.

         The number of shares owned by our directors and officers shown in the table includes shares of common stock which are issuable upon exercise of options and warrants that are exercisable on January 15, 2001 or will become exercisable within 60 days after that date. Set forth below is the number of shares issuable upon exercise of those options for those of our directors and the officers named in foregoing table who hold options and for all officers and directors as a group.

       Name                                              Shares
       ----                                              ------
       Paul R. Dupee, Jr.                                155,000
       Alan D. Bloom                                      11,767
       Susan M. Blais                                    150,100
       Richard A. Link                                    80,767
       Elwood I. Kleaver, Jr.                              5,000
       Robert M. Davies                                    5,000
       Sanford N. Lewis                                      100
       All officers and directors as a group             412,834
       (8 individuals holding options)

                   APPROVAL OF THE ONE-FOR-FIVE REVERSE SPLIT

         Our board of directors has approved, subject to stockholder approval, a one-for-five reverse split of our common stock. As a result of the reverse split, each share of common stock outstanding at the effective time of the reverse split, will, without any action on the part of the holder thereof, become one-fifth share of common stock. The par value of the common stock will not be affected by the reverse split. The common stock, as presently constituted, is referred to as the old common stock, and the common stock resulting from the reverse split is referred to as the new common stock.

          The reverse split will become effective upon the filing of a certificate of amendment to our certificate of incorporation with the Delaware Secretary of State. This certificate of amendment will state that, upon the filing of the certificate of amendment, each share of common stock then issued and outstanding will automatically become and be converted into one-fifth share of common stock.

PRINCIPAL EFFECTS OF REVERSE SPLIT

          Based upon the 48,742,193 shares of common stock outstanding on the record date, the reverse split would decrease the outstanding shares of common stock by 80%, and, once effective, the reverse split would result in approximately 9,748,438 shares of new common stock outstanding. Similarly, the aggregate number of shares of common stock reserved for issuance upon exercise of outstanding warrants and options would decrease from approximately 3,480,800 shares to approximately 696,160 shares. In addition, there are available an aggregate of 3,909,567 shares of common stock available for grant under our stock option plans. As a result of the reverse split, this number would be reduced to 781,914 shares of new common stock.

          Each outstanding option or warrant will automatically become an option or warrant, as the case may be, to purchase 20% of the number of shares subject to the option or warrant immediately prior to the reverse split at an exercise price which is five times the exercise price of the option or warrant immediately prior to the reverse split.

         We will obtain a new CUSIP number for the common stock effective at the time of the reverse split. Following the effectiveness of the reverse split, we will provide each record holder of common stock with information to enable him or her to obtain new stock certificates.

          The reverse split will not affect the number of authorized shares of preferred stock or common stock or the par value of the common stock. Subject to the provisions for elimination of fractional shares, as described below, consummation of the reverse split will not result in a change in the relative equity position or voting power of the holders of common stock.

         Assuming the reverse split is approved and implemented, the certificate of amendment amending our certificate of incorporation will be filed with the Secretary of State of Delaware as promptly as practicable thereafter. The reverse split would become effective as of the close of business on the date we file the certificate of amendment.

PURPOSES OF THE REVERSE SPLIT

         The reverse split would decrease the number of shares of common stock outstanding and presumably increase the per share market price for the new common stock. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the stock, the type of investor who acquires it or our reputation in the financial community, but, in practice, this is not necessarily the case, as many investors look upon a stock trading in the range of $1.00 per share as speculative in nature and, as a matter of policy, avoid investment in such stocks. Furthermore, stocks that trade for less than $5.00 are subject to restrictions relating to the stock's marginability, and these restrictions tend to adversely impact the stock's marketability and, consequently, the stock's price. We do not anticipate that, even with the reverse split, the new common stock will trade at a level at which it will be marginable, and we cannot give you any assurance that the common stock will ever be marginable.

         Moreover, many leading brokerage firms are reluctant to recommend lower-priced securities to their clients and a variety of brokerage house policies and practices currently tend to discourage individual brokers within firms from dealing in lower-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that make the handling of lower priced stocks unattractive to brokers from an economic standpoint. In addition, brokerage commissions on a sale of a lower priced stock generally represents a higher percentage of the sales price than the commissions on a higher priced stocks.

         Our common stock is presently listed on the Nasdaq National Market System. However, as result of the stock price, we do not meet the listing requirements for continued listing on the Nasdaq National Market System. Under Nasdaq's requirements for continued listing, common stock is subject to delisting if it trades below $1.00 for 30 consecutive trading days. Since our common stock traded below $1.00 for 30 consecutive trading days, Nasdaq has advised us that we have until April 11, 2001 to regain compliance with this rule. In order to comply with the rule, the bid price for our common stock must be at least $1.00 for a minimum of ten consecutive trading days ending on or before April 11, 2001. Although we anticipate that the effect of the reverse split will enable us to comply with the Nasdaq requirement, we cannot assure you that we will be successful.

         If we are unable to satisfy Nasdaq's requirements for continued listing, trading of the Common Stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or Nasdaq's OTC Bulletin Board. Consequently, the liquidity of our common stock could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of us, and lower prices for our common stock than might otherwise be attained. If our common stock were delisted from Nasdaq, it may become subject to Rule 15g-9 under the Securities Exchange Act of 1934, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability and willingness of broker-dealers to sell our common stock.


         Our board of directors believes that the reverse split is in our best interest and the best interest of our stockholders. The price of the common stock during the last quarter of 2001 and the first quarter of 2001, through February 5, 2001, ranged from a low closing price of $.37 to a high closing price of $1.31. On February 5, 2001, the closing price of our common stock was $.59.


EXCHANGE OF CERTIFICATE AND ELIMINATION OF FRACTIONAL SHARE INTERESTS

         On the effective date, each five shares of old common stock will automatically be combined and changed into one share of new common stock. No additional action by us or by you will be required in order to effect the reverse split. After the reverse split has become effective, we will give you notice requesting that you exchange you certificates representing shares of old common stock for new certificates representing shares of the new common stock issued as a result of the reverse split. We will furnish you with the necessary materials and instructions to effect such exchange promptly after the effective date. Certificates representing shares of old common stock subsequently presented for transfer will be transferred after giving effect to the reverse split. You should not submit any certificates until we request you to do so. In the event that you do not present the certificate representing shares of old common stock for exchange upon our request, any dividends that may be declared on our common stock after the effective date of the reverse split will be paid as if the certificates had been exchanged.

         No fractional shares of new common stock will be issued to any stockholder. Accordingly, if you are a stockholder of record who would otherwise be entitled to receive fractional shares of new common stock, you will, upon surrender of your certificate representing shares of old common stock, receive a cash payment in lieu thereof equal to the fair value of such fractional share. If you hold less than five shares of old common stock, as a result of the reverse stock split you will no longer be a stockholder on the effective date. The board of directors had determined that the fair value of the common stock will be based on the closing price of the common stock on Nasdaq on the effective date or, if there are no reported sales on such date, the average of the last reported high bid and low asked price on such day shall be used.

         If you do not present your certificate for old common stock for exchange when requested, you will not receive the cash payment in lieu of fractional shares. The cash payment will not be paid until your certificate has been properly presented for exchange, at which time we will pay you for the fractional share, without interest, subject to any obligation we may have to make such payment to a public official pursuant to relevant abandoned property laws.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

         The combination and change of each five shares of the old common stock into one share of new common stock should be a tax-free transaction, and the holding period and tax basis of the old common stock will be transferred to the new common stock received in exchange therefor. Generally, cash received in lieu of fractional shares will be treated as a sale of the fractional shares (although in unusual circumstances such cash might possibly be deemed a dividend), and you will recognize gain or loss base upon the difference between the amount of cash received and your basis in the surrendered fractional share.

         This discussion should not be considered as tax or investment advice, and the tax consequences of the reverse split may not be the same for all stockholders. Stockholders should consult their own tax advisors to know their individual federal, state, local and foreign tax consequences.

FINANCIAL STATEMENTS

         Our Form 10-K for the year ended December 31, 1999, which includes our audited financial statements, and our Form 10-Q for the nine months ended September 30, 2000, which includes our unaudited financial statements, together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," are incorporated by reference in this information statement. See "Incorporation by Reference."

VOTE REQUIRED

         The reverse split requires the affirmative vote of the holders of a majority of the outstanding shares of common stock. We intend to seek the consent of the holders of at least a majority of the outstanding common stock to approve the reverse split on or after March 6, 2001. If we do not receive the written consent of at least a majority of the outstanding common stock, the reverse split will not become effective.

                           INCORPORATION BY REFERENCE

         The Company incorporates into this information statement the audited financial statements for the years ended December 31, 1999 and 1998 together with the related Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included in our annual report on Form 10-K for the year ended

December 31, 1999 and the unaudited financial statements for the nine months ended September 30, 2000, together with Management's Discussion and Analysis of Financial Condition and Results of Operations for the nine months ended September 30, 2000, which are included in our Form 10-Q for the nine months ended September 30, 2000. Copies of the annual report will be provided by us without charge upon request. Requests for copies of the annual report should be made as provided under "Other Matters."

                                  OTHER MATTERS

         COPIES OF OUR FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 AND OUR FORM 10-Q FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000, WITHOUT EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO MR. ALAN D. BLOOM, SECRETARY, MAXICARE HEALTH PLANS, INC., 1149 SOUTH BROADWAY STREET, LOS ANGELES, CALIFORNIA 90015. EXHIBITS WILL BE FURNISHED UPON REQUEST AND UPON PAYMENT OF A HANDLING CHARGE OF $.25 PER PAGE, WHICH REPRESENTS OUR REASONABLE COST ON FURNISHING SUCH EXHIBITS.


                                         By Order of the board of directors

                                           Alan D. Bloom
                                           Secretary

February 12, 2000